Exhibit 99.1

Pitney Bowes Announces Full Year And Fourth Quarter 2019 Financial Results; 2020 Guidance

STAMFORD, Conn.--(BUSINESS WIRE)--February 4, 2020--Pitney Bowes Inc. (NYSE: PBI), a global technology company that provides commerce solutions in the areas of ecommerce, shipping, mailing and financial services, today announced its financial results for the full year and fourth quarter 2019.

Full Year 2019:

  Revenue of $3.2 billion, flat compared to prior year; an increase of 2 percent when adjusted for both the impact of currency and market exits
  GAAP EPS of $1.10; Adjusted EPS of $0.68
  GAAP cash from operations of $252 million; free cash flow of $169 million

Quarterly Results:

  Revenue of $831 million, a decrease of 3 percent; a decrease of 2 percent when adjusted for both the impact of currency and market exits
  GAAP EPS of $1.03; Adjusted EPS of $0.14
  GAAP cash from operations of $70 million; free cash flow of $66 million

“2019 was another important step forward in transforming our Company,” said Marc B. Lautenbach, President and CEO, Pitney Bowes. “We delivered our third consecutive year of revenue growth on a constant currency basis. We substantially realigned our business and our product portfolio, strengthened our balance sheet, and set ourselves up to drive profitable revenue growth going forward. Importantly, over the last two years, we have reduced our debt by over $1 billion, while maintaining significant investment in the business.

“In 2020, Pitney Bowes enters its 100th year, a noteworthy accomplishment few can claim,” Lautenbach added. “Our transformation continues to build on our three logical core adjacencies of shipping and mail along with the financing of mission-critical assets for our clients.”

Ransomware Attack Update:

Beginning on October 12, 2019, the Company was affected by a ransomware attack that temporarily disrupted customer access to some services. The Company has seen no evidence that customer or employee data was improperly accessed.

  The Company estimates fourth quarter and full year revenue was adversely impacted by approximately $18 million, EPS by approximately $0.08 per share and Free Cash Flow by approximately $29 million, primarily as a result of the business interruption and incremental costs related to this attack.
  The Company has insurance and expects a portion of any profit impact, including the profit associated with any loss of revenue, to ultimately be covered by insurance. Insurance proceeds will be recorded when there is a high degree of certainty regarding the amount of insurance proceeds to be received.

Debt Management and Software Solutions Sale:

In the fourth quarter, the Company:

  Replaced its existing revolving credit facility with a new five-year, $500 million revolving credit facility and secured a new five-year Term Loan A for $400 million.
  Repaid the $150 million term loan due in November 2019, the balance of the $300 million term loan due in December 2020 and redeemed its $300 million notes due in September 2020.
  Obtained and allocated lender commitments for a new $650 million five-year Term Loan B which will be used to prepay future near-term bond maturities.
  Completed the sale of its Software Solutions business to Syncsort for approximately $700 million in cash, with the exception of its software and data business in Australia, which closed in 2020.

Full Year 2019 Results

Revenue totaled $3.2 billion, which was flat versus prior year. Revenue increased 2 percent when adjusted for both the impact of currency and the January 2019 sale of direct operations in 6 smaller European markets (market exits).

Commerce Services revenue grew 9 percent over prior year and 10 percent when adjusted for the impact of currency. Sending Technology Solutions (SendTech Solutions) revenue declined 9 percent and 8 percent when adjusted for the impact of currency. SendTech Solutions revenue declined 6 percent when adjusted for both the impact of currency and market exits.

GAAP earnings per diluted share (GAAP EPS) were $1.10. Adjusted earnings per diluted share (Adjusted EPS) were $0.68.

GAAP cash from operations was $252 million and free cash flow was $169 million. During the year, the Company used cash to reduce debt by $526 million, repurchase $105 million of its common shares, pay $35 million in dividends to its common shareholders and $27 million in restructuring payments.

Fourth Quarter 2019 Results

Revenue totaled $831 million, which was a decrease of 3 percent versus prior year and 2 percent when adjusted for both the impact of currency and market exits.

Commerce Services revenue grew 5 percent over prior year. SendTech Solutions revenue declined 11 percent from prior year and 9 percent when adjusted for both the impact of currency and market exits.

GAAP earnings per diluted share were $1.03. Adjusted earnings per diluted share were $0.14.

GAAP cash from operations during the quarter was $70 million and free cash flow was $66 million. Compared to prior year, the decline in free cash flow was driven largely by a change in working capital, the impact of the ransomware attack and lower net income. During the quarter, the Company reduced debt by $329 million, paid $9 million in dividends to its common shareholders and made $8 million in restructuring payments.

Earnings per share results for the fourth quarter and full year are summarized in the table below:

	Fourth Quarter		Full Year
	2019	2018	2019	2018
GAAP EPS	$1.03	$0.26	$1.10	$1.28
Discontinued Operations	($0.98)	-	($0.87)	($0.32)
GAAP EPS from Continuing Operations	$0.05	$0.26	$0.23	$0.96
Restructuring Charges and Asset Impairments, net	$0.06	$0.03	$0.30	$0.11
Loss on Extinguishment of Debt	$0.03	-	$0.03	$0.03
Loss from Market Exits	$0.01	-	$0.11	-
Transaction Costs	-	-	$0.01	$0.01
Pension Settlement	-	$0.12	-	$0.12
Tax Adjustments, net	-	($0.11)	-	($0.18)
Adjusted EPS	$0.14	$0.31	$0.68	$1.05

* The sum of the earnings per share may not equal the totals above due to rounding.

Business Segment Reporting

The Commerce Services group includes the Global Ecommerce and Presort Services segments. Global Ecommerce facilitates domestic retail and ecommerce shipping solutions, including fulfillment and returns, and global cross-border ecommerce transactions. Presort Services provides sortation services to qualify large volumes of First Class Mail, Marketing Mail and Bound and Packet Mail (Marketing Mail Flats and Bound Printed Matter) for postal workshare discounts.

The Sending Technology Solutions segment offers physical and digital mailing and shipping technology solutions, financing, services, supplies and other applications for small and medium businesses to help simplify and save on the sending, tracking and receiving of letters, parcels and flats.

The results for each segment within the group may not equal the subtotals for the group due to rounding.

Commerce Services

($ millions)	Fourth Quarter
Revenue	2019	2018	Y/Y Reported	Y/Y Ex Currency
Global Ecommerce	$324	$304	6%	6%
Presort Services	135	133	1%	1%
Commerce Services	$459	$438	5%	5%

EBITDA
Global Ecommerce	$0	$12	>(100%)
Presort Services	30	24	26%
Commerce Services	$30	$36	(16%)

EBIT
Global Ecommerce	($18)	($4)	>(100%)
Presort Services	22	17	34%
Commerce Services	$4	$12	(65%)

Global Ecommerce

Revenue grew driven by volume growth across all platforms partially offset by business interruption related to the ransomware attack. EBIT and EBITDA margins were largely impacted by investments in market growth opportunities, including engineering, facilities and marketing, higher costs related to the ransomware attack and lower fulfillment margins. The Company estimates that revenue was adversely impacted by approximately $7 million and EBIT and EBITDA by approximately $6 million as result of the ransomware attack.

Presort Services

Revenue grew driven by investments in acquisitions for expansion along with growth in existing volumes across all mail classes partially offset by business interruption related to the ransomware attack. EBIT and EBITDA margins increased compared to prior quarter and prior year driven by lower labor and transportation costs per unit partially offset by lower revenue per piece due to the ransomware attack. The Company estimates that revenue, EBIT and EBITDA were adversely impacted by approximately $4 million as result of the ransomware attack.

SendTech Solutions

($ millions)	Fourth Quarter
	2019	2018	Y/Y Reported	Y/Y Ex Currency	Y/Y Ex Currency & Market Exits*
Revenue	$372	$420	(11%)	(11%)	(9%)
EBITDA	$122	$155	(21%)
EBIT	$112	$147	(23%)

* Excluding $11 million related to market exits and $1 million related to the impacts of currency

SendTech Solutions

Revenue declined driven by lower equipment, financing, support services and supplies along with business interruption related to the ransomware attack partially offset by higher rentals and business services revenue. EBIT and EBITDA margins decreased versus prior year driven by lower equipment sales margins primarily due to higher tariff costs and costs related to the ransomware attack. EBIT and EBITDA margins were also impacted by the overall lower segment revenue. The Company estimates that revenue, EBIT and EBITDA were adversely impacted by approximately $8 million as result of the attack.

2020 Guidance

The Company expects for full year 2020:

  Revenue, on a constant currency basis, is expected to be in the range of 1 percent decline to 1.5 percent growth when compared to 2019.
  Adjusted EPS from continuing operations to be in the range of $0.60 to $0.70 and reflects double-digit EBIT dollar growth over prior year, which will be offset by an expected higher tax rate as compared to prior year.
  Free cash flow to be in the range of $140 million to $170 million. Free cash flow also reflects the planned use of cash for growth in third party leasing initiatives.

This guidance excludes any unusual items that may occur, such as additional portfolio or restructuring actions, not specifically identified, as the Company implements plans to further streamline its operations and reduce costs. Revenue guidance is provided on a constant currency basis. Additionally, the Company does not provide GAAP EPS and GAAP cash from operations guidance due to the uncertainty of future potential restructurings, goodwill and asset write-downs, unusual tax settlements or payments, special contributions to its pension funds, acquisitions, divestitures and other potential adjustments, which could, individually or in the aggregate, have a material impact on the Company’s performance.

Conference Call and Webcast

Management of Pitney Bowes will discuss the Company’s results in a broadcast over the Internet today at 8:00 a.m. ET. Instructions for listening to the earnings results via the Web are available on the Investor Relations page of the Company’s web site at www.pitneybowes.com.

About Pitney Bowes

Pitney Bowes (NYSE:PBI) is a global technology company providing commerce solutions that power billions of transactions. Clients around the world, including 90 percent of the Fortune 500, rely on the accuracy and precision delivered by Pitney Bowes solutions, analytics, and APIs in the areas of ecommerce fulfillment, shipping and returns; cross-border ecommerce; office mailing and shipping; presort services; and financing. For nearly 100 years Pitney Bowes has been innovating and delivering technologies that remove the complexity of getting commerce transactions precisely right. For additional information visit Pitney Bowes, the Craftsmen of Commerce, at www.pitneybowes.com.

Use of Non-GAAP Measures

The Company's financial results are reported in accordance with generally accepted accounting principles (GAAP); however, in its disclosures the Company uses certain non-GAAP measures, such as adjusted earnings before interest and taxes (EBIT), adjusted earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted earnings per share (EPS), revenue growth on a constant currency basis and free cash flow.

The Company reports measures such as adjusted EBIT, adjusted EBITDA and adjusted EPS to exclude the impact of items like discontinued operations, restructuring charges, gains, losses and costs related to acquisitions and dispositions, asset impairment charges, goodwill impairment charges and other unusual or one-time items. While these are actual Company income or expenses, they can mask underlying trends associated with its business. Such items are often inconsistent in amount and frequency and as such, the non-GAAP measures provide investors greater insight into the underlying operating trends of the business.

In addition, revenue growth is presented on a constant currency basis to exclude the impact of changes in foreign currency exchange rates since the prior period under comparison. Constant currency is calculated by converting the current period non-U.S. dollar denominated revenue using the prior year’s exchange rate for the comparable quarter. The Company also reported revenue growth excluding the impact of currency and market exits, which excludes the impact of changes in foreign currency exchange rates since the prior period and the revenues associated with the recent market exits in several smaller markets. We believe that excluding the impacts of currency exchange rates and the revenues associated with the recent market exits in several smaller markets provides investors a better understanding of the underlying revenue performance. A reconciliation of reported revenue to constant currency revenue and “constant currency revenue excluding the impact of currency and market exits” can be found in the attached financial schedules.

The Company reports free cash flow in order to provide investors insight into the amount of cash that management could have available for other discretionary uses. Free cash flow adjusts GAAP cash from operations for cash flows of discontinued operations, capital expenditures, restructuring payments, changes in customer deposits held at the Pitney Bowes Bank, transaction costs and other special items. A reconciliation of GAAP cash from operations to free cash flow can be found in the attached financial schedules.

Segment EBIT is the primary measure of profitability and operational performance at the segment level. Segment EBIT is determined by deducting from segment revenue the related costs and expenses attributable to the segment. Segment EBIT excludes interest, taxes, general corporate expenses not allocated to a particular business segment, restructuring charges and goodwill and asset impairments, which are recognized on a consolidated basis. The Company has also included segment EBITDA, which further excludes depreciation and amortization expense for the segment, as an additional useful measure of segment profitability and operational performance. A reconciliation of segment EBIT and EBITDA to net income can be found in the attached financial schedules.

Pitney Bowes has provided a quantitative reconciliation to GAAP in supplemental schedules. This information can be found at the Company's web site www.pb.com/investorrelations.

This document contains “forward-looking statements” about the Company’s expected or potential future business and financial performance. Forward-looking statements include, but are not limited to, statements about its future revenue and earnings guidance and other statements about future events or conditions. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to: declining physical mail volumes; expenses and potential impact on client relationships resulting from the October 2019 ransomware attack that affected the Company's operations; a breach of security, including a future cyber-attack or other comparable event; the continued availability and security of key information technology systems and the cost to comply with information security requirements and privacy laws; changes in, or loss of, our contractual relationships with the U.S. Postal Service or posts in other major markets; changes in postal regulations; competitive factors, including pricing pressures, technological developments and the introduction of new products and services by competitors; the United Kingdom's exit from the European Union (Brexit); our success in developing and marketing new products and services, and obtaining regulatory approvals, if required; changes in banking regulations or the loss of our Industrial Bank charter; changes in labor conditions and transportation costs; macroeconomic factors, including global and regional business conditions that adversely impact customer demand, foreign currency exchange rates and interest rates; changes in global political conditions and international trade policies, including the imposition or expansion of trade tariffs and other factors as more fully outlined in the Company's 2018 Form 10-K Annual Report and other reports filed with the Securities and Exchange Commission. Pitney Bowes assumes no obligation to update any forward-looking statements contained in this document as a result of new information, events or developments.

Note: Consolidated statements of income; revenue, EBIT and EBITDA by business segment; and reconciliations of GAAP to non-GAAP measures for the three and twelve months ended December 31, 2019 and 2018, and consolidated balance sheets as of December 31, 2019 and December 31, 2018 are attached.

Pitney Bowes Inc.
Consolidated Statements of Income
(Unaudited; in thousands, except share and per share amounts)

	Three months ended December 31,		Year ended December 31,
	2019	2018	2019	2018
Revenue:
Business services	$467,192	$444,965	$1,710,801	$1,566,470
Support services	123,609	135,169	506,187	552,472
Financing	88,051	100,280	368,090	394,557
Equipment sales	87,148	106,334	352,104	395,652
Supplies	45,026	52,451	187,287	218,304
Rentals	20,317	18,215	80,656	84,067
Total revenue	831,343	857,414	3,205,125	3,211,522

Costs and expenses:
Cost of business services	386,086	360,922	1,389,569	1,233,105
Cost of support services	38,847	44,291	162,300	178,495
Financing interest expense	11,215	11,269	44,648	44,376
Cost of equipment sales	62,116	62,534	244,210	236,160
Cost of supplies	12,349	14,308	49,882	60,960
Cost of rentals	8,307	6,792	31,530	37,178
Selling, general and administrative	246,761	243,466	1,003,989	1,002,935
Research and development	12,837	13,872	51,258	58,523
Restructuring charges and asset impairments, net	12,990	7,128	69,606	25,899
Interest expense, net	26,585	26,004	110,910	115,381
Other components of net pension and postretirement cost	(1,087)	28,495	(4,225)	22,425
Other expense	5,956	-	24,306	7,964
Total costs and expenses	822,962	819,081	3,177,983	3,023,401

Income from continuing operations before taxes	8,381	38,333	27,142	188,121
Provision (benefit) for income taxes	344	(10,819)	(13,007)	6,416
Income from continuing operations	8,037	49,152	40,149	181,705
Income from discontinued operations, net of tax	168,659	817	154,460	60,106
Net income	$176,696	$49,969	$194,609	$241,811

Basic earnings per share (1):
Continuing operations	$0.05	$0.26	$0.23	$0.97
Discontinued operations	0.99	0.00	0.88	0.32
Net income	$1.04	$0.27	$1.10	$1.29

Diluted earnings per share (1):
Continuing operations	$0.05	$0.26	$0.23	$0.96
Discontinued operations	0.98	0.00	0.87	0.32
Net income	$1.03	$0.26	$1.10	$1.28

Weighted-average shares used in diluted earnings per share	171,587,745	188,806,855	177,337,161	188,381,647
(1)	The sum of the earnings per share amounts may not equal the totals due to rounding.

Pitney Bowes Inc.
Consolidated Balance Sheets
(Unaudited; in thousands, except share amounts)

Assets	December 31, 2019	December 31, 2018
Current assets:
Cash and cash equivalents	$924,442	$867,262
Short-term investments	115,879	59,391
Accounts and other receivables, net	374,833	371,797
Short-term finance receivables, net	629,643	653,236
Inventories	68,251	62,279
Current income taxes	5,565	5,947
Other current assets and prepayments	101,601	74,782
Assets of discontinued operations	17,229	602,823
Total current assets	2,237,443	2,697,517

Property, plant and equipment, net	376,177	398,501
Rental property and equipment, net	41,225	46,228
Long-term finance receivables, net	625,487	635,908
Goodwill	1,324,179	1,332,351
Intangible assets, net	190,640	213,200
Operating lease assets	200,752	152,554
Noncurrent income taxes	71,903	65,001
Other assets	400,456	397,159
Total assets	$5,468,262	$5,938,419

Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued liabilities	$1,386,170	$1,348,127
Current operating lease liabilities	36,060	35,208
Current portion of long-term debt	20,108	199,535
Advance billings	101,920	116,862
Current income taxes	17,083	15,284
Liabilities of discontinued operations	9,713	174,798
Total current liabilities	1,571,054	1,889,814

Long-term debt	2,719,614	3,066,073
Deferred taxes on income	274,435	253,560
Tax uncertainties and other income tax liabilities	38,834	39,548
Noncurrent operating lease liabilities	177,711	125,294
Other noncurrent liabilities	400,518	462,288
Total liabilities	5,182,166	5,836,577

Stockholders' equity:
Cumulative preferred stock, $50 par value, 4% convertible	-	1
Cumulative preference stock, no par value, $2.12 convertible	-	396
Common stock, $1 par value	323,338	323,338
Additional paid-in-capital	98,748	121,475
Retained earnings	5,438,930	5,279,682
Accumulated other comprehensive loss	(840,143)	(948,961)
Treasury stock, at cost	(4,734,777)	(4,674,089)
Total stockholders' equity	286,096	101,842
Total liabilities and stockholders' equity	$5,468,262	$5,938,419

Pitney Bowes Inc.
Business Segment Revenue
(Unaudited; in thousands)

	Three months ended December 31,			Year ended December 31,
	2019	2018	% Change	2019	2018	% Change
REVENUE
Global Ecommerce	$323,942	$304,327	6%	$1,151,510	$1,022,862	13%
Presort Services	135,120	133,273	1%	529,588	515,795	3%
Commerce Services	459,062	437,600	5%	1,681,098	1,538,657	9%

Sending Technology Solutions	372,281	419,814	(11%)	1,524,027	1,672,865	(9%)
Total revenue - GAAP	831,343	857,414	(3%)	3,205,125	3,211,522	(0%)

Currency impact on revenue	1,027	-		19,010	-
Revenue, at constant currency	832,370	857,414	(3%)	3,224,135	3,211,522	0%
Less revenue from Market Exits	2,114	13,497		11,656	52,844
Revenue, excluding currency and Market Exits	$830,256	$843,917	(2%)	$3,212,479	$3,158,678	2%

Pitney Bowes Inc.
Business Segment EBIT & EBITDA
(Unaudited; in thousands)

	Three Months Ended December 31,
	2019			2018			% change
	EBIT (1)	D&A	EBITDA	EBIT (1)	D&A	EBITDA	EBIT	EBITDA

Global Ecommerce	$(18,177)	$17,687	$(490)	$(4,345)	$15,999	$11,654	>(100%)	>(100%)
Presort Services	22,478	7,765	30,243	16,742	7,186	23,928	34%	26%
Commerce Services	4,301	25,452	29,753	12,397	23,185	35,582	(65%)	(16%)

Sending Technology Solutions	112,227	9,411	121,638	146,532	8,126	154,658	(23%)	(21%)

Segment Total	$116,528	$34,863	151,391	$158,929	$31,311	190,240	(27%)	(20%)

Reconciliation of Segment EBITDA to Net Income:
Segment depreciation and amortization			(34,863)			(31,311)
Unallocated corporate expenses			(51,246)			(44,598)
Interest, net			(37,800)			(37,273)
Restructuring charges and asset impairments, net			(12,990)			(7,128)
Pension settlement			-			(31,329)
Loss on extinguishment of debt			(5,956)			-
Transaction costs			(155)			(268)
(Provision) benefit for income taxes			(344)			10,819
Income from continuing operations			8,037			49,152
Income from discontinued operations, net of tax			168,659			817
Net income			$176,696			$49,969

	Year Ended December 31,
	2019			2018			% change
	EBIT (1)	D&A	EBITDA	EBIT (1)	D&A	EBITDA	EBIT	EBITDA

Global Ecommerce	$(70,146)	$68,385	$(1,761)	$(32,379)	$61,046	$28,667	>(100%)	>(100%)
Presort Services	70,693	29,440	100,133	73,768	26,838	100,606	(4%)	(0%)
Commerce Services	547	97,825	98,372	41,389	87,884	129,273	(99%)	(24%)

Sending Technology Solutions	490,322	39,758	530,080	558,959	39,104	598,063	(12%)	(11%)

Segment Total	$490,869	$137,583	628,452	$600,348	$126,988	727,336	(18%)	(14%)

Reconciliation of Segment EBITDA to Net Income:
Segment depreciation and amortization			(137,583)			(126,988)
Unallocated corporate expenses			(211,529)			(185,919)
Interest, net			(155,558)			(159,757)
Restructuring charges and asset impairments, net			(69,606)			(25,899)
Pension settlement			-			(31,329)
Loss on disposition of businesses			(17,683)			-
Loss on extinguishment of debt			(6,623)			(7,964)
Transaction costs			(2,728)			(1,359)
Benefit (provision) for income taxes			13,007			(6,416)
Income from continuing operations			40,149			181,705
Income from discontinued operations, net of tax			154,460			60,106
Net income			$194,609			$241,811
(1) Segment EBIT excludes interest, taxes, general corporate expenses, restructuring charges, and other items that are not allocated to a particular business segment.
(2) Includes depreciation and amortization expense of reporting segments only, and excludes corporate depreciation and amortization expense of $5,765 and $4,998 for the three months ended December 31, 2019 and 2018, respectively, and $21,559 and $21,476 for the year ended December 31, 2019 and 2018, respectively.

Pitney Bowes Inc.
Reconciliation of Reported Consolidated Results to Adjusted Results
(Unaudited; in thousands, except per share amounts)

	Three months ended December 31,		Year ended December 31,
	2019	2018	2019	2018

Reconciliation of reported net income to adjusted earnings
Net income	$176,696	$49,969	$194,609	$241,811
Income from discontinued operations, net of tax	(168,659)	(817)	(154,460)	(60,106)
Restructuring charges and asset impairments, net	10,719	6,282	52,427	20,071
Loss on disposition of businesses	883	-	20,280	-
Pension settlement	-	23,402	-	23,402
Tax adjustments, net	-	(20,316)	-	(34,281)
Loss on extinguishment of debt	4,464	-	4,961	5,933
Transaction costs	116	200	2,033	1,012
Adjusted net income	24,219	58,720	119,850	197,842
Provision for income taxes, as adjusted	3,264	18,338	3,933	56,831
Interest, net	37,800	37,273	155,558	159,757
Adjusted EBIT	65,283	114,331	279,341	414,430
Depreciation and amortization	40,628	36,309	159,142	148,464
Adjusted EBITDA	$105,911	$150,640	$438,483	$562,894

Reconciliation of reported diluted earnings per share to adjusted diluted earnings per share
Diluted earnings per share	$1.03	$0.26	$1.10	$1.28
Income from discontinued operations, net of tax	(0.98)	(0.00)	(0.87)	(0.32)
Restructuring charges and asset impairments, net	0.06	0.03	0.30	0.11
Loss on disposition of businesses	0.01	-	0.11	-
Pension settlement	-	0.12	-	0.12
Tax adjustments, net	-	(0.11)	-	(0.18)
Loss on extinguishment of debt	0.03	-	0.03	0.03
Transaction costs	-	-	0.01	0.01
Adjusted diluted earnings per share	$0.14	$0.31	$0.68	$1.05

Note: The sum of the earnings per share amounts may not equal the totals due to rounding.

Reconciliation of reported net cash from operating activities to free cash flow
Net cash provided by operating activities	$69,922	$84,309	$252,207	$342,879
Net cash used in (provided by) operating activities - discontinued operations	6,587	76,343	(9,272)	7,916
Capital expenditures	(42,032)	(32,515)	(137,253)	(137,810)
Restructuring payments	8,303	13,488	27,148	52,730
Reserve account deposits	13,216	14,144	16,341	21,008
Transaction costs paid	10,463	961	19,488	14,203
Free cash flow	$66,459	$156,730	$168,659	$300,926

Contacts

Editorial -
Bill Hughes
Chief Communications Officer
203/351-6785

Financial -
Adam David
VP, Investor Relations
203/351-7175